Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123014

PROSPECTUS

Offer to Exchange up to

$250,000,000 of 5 7/8% Senior Notes due 2012
and
$250,000,000 of 6 1/8% Senior Notes due 2015

for up to

$250,000,000 of 5 7/8% Senior Notes due 2012

and
$250,000,000 of 6 1/8% Senior Notes due 2015
that have been registered under
the Securities Act of 1933

Terms of the exchange offer:

•	We are offering to exchange up to $250,000,000 of our outstanding 5 7/8% senior notes due 2012, which we refer to as the outstanding 2012 notes, and $250,000,000 of our outstanding 6 1/8% senior notes due 2015, which we refer to as the outstanding 2015 notes (the outstanding 2015 notes together with the outstanding 2012 notes referred to as the outstanding notes) for up to $250,000,000 of new 5 7/8% senior notes due 2012, which we refer to as the new 2012 notes, and $250,000,000 of new 6 1/8% senior notes due 2015, which we refer to as the new 2015 notes (the new 2015 notes together with the new 2012 notes referred to as the new notes), respectively, with materially identical terms that have been registered under the Securities Act of 1933 and are generally freely tradable.

•	The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on April 8, 2005, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for outstanding notes should not be a taxable event for U.S. federal income tax purposes.

          Each broker-dealer registered as such under the Securities Exchange Act of 1934 that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, or such shorter period as will terminate when all new notes held by broker-dealers that receive new notes for their account or initial purchasers of the outstanding securities have been sold pursuant to this prospectus, we will make this prospectus available to any broker-dealer for use in connection with resale of new notes received by a broker-dealer for its own account. See “Plan of Distribution.”

          You should carefully consider the Risk Factors beginning on page 9 of this prospectus before participating in the exchange offer.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 9, 2005

      You should rely only upon the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. See “Where You Can Find More Information” and “Incorporation of Information by Reference.” This information, excluding exhibits to the information unless the exhibits are specifically incorporated by reference into the information, is available without charge to any holder or beneficial owner of outstanding notes upon written or oral request to John J. Stelben, Vice President, Coventry Health Care Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Telephone Number (301) 581-0600. To obtain timely delivery of this information, you must request this information no later than five business days before the expiration of the exchange offer. Therefore, you must request information on or before April 1, 2005.

NOTICE TO NEW HAMPSHIRE RESIDENTS

      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXCEPTION OR EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “will,” “believe,” “estimate,” “expect,” “intend,” “seek,” or similar expressions. These forward-looking statements include all statements that are not statements of historical fact and those regarding our intent, belief or expectations including, but not limited to, the discussions of our operating and growth strategy, projections of revenue, income or loss and future operations. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include those described under the caption “Risk Factors” in this prospectus.

      If one or more of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, our actual results or performance may vary materially from anticipated results or performance expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

ii

SUMMARY

      The following summary highlights some of the information from this prospectus and does not contain all the information that is important to you. Before participating in the exchange offer, you should read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus.

      Unless this prospectus indicates otherwise or the context otherwise requires, the terms “Coventry,” “we,” “our,” “our company,” “the company” or “us” as used in this prospectus refer to Coventry Health Care, Inc. and its subsidiaries, the term “outstanding notes” refers to the outstanding 5 7/8% senior notes due 2012 and the outstanding 6 1/8% senior notes due 2015 issued in a private placement on January 28, 2005, the term “new notes” refers to the new 5 7/8% senior notes due 2012 and the new 6 1/8% senior notes due 2015, which have been registered and are being offered in exchange for the outstanding notes in this exchange offer, and the term “notes” refers to both the outstanding notes and new notes.

Our Company

      We are a leading publicly traded managed health care company with 2.45 million members, excluding network rental members, as of September 30, 2004. We operate a diversified portfolio of local market health plans serving 15 markets, primarily in the Mid-Atlantic, Midwest and Southeast United States. Our health plans are operated under the names Altius Health Plans, Carelink Health Plans, Coventry Health Care, Coventry Health and Life, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, OmniCare, PersonalCare, SouthCare, Southern Health and WellPath. Our health plans generally are located in small to mid-sized metropolitan areas.

      We offer a broad range of managed care products to a broad cross-section of employers including federal, state, and local governments. In addition, in selected markets, we participate in Medicaid and Medicare Advantage programs. Our products include traditional HMO products, preferred provider organizations (PPOs) and point of service products (POS). We offer these products on an underwritten or “risk” basis where we receive a monthly premium in exchange for assuming underwriting risks including all medical and administrative costs, as well as on a self-funded basis where we perform administrative services only for a fee and the customer assumes the risk for all medical costs. Within these products, we also offer consumer-directed benefit options including health reimbursement accounts (HRAs) and health savings accounts (HSAs). Our Medicare Advantage and Medicaid products are risk products.

      For the nine months ended September 30, 2004, we generated operating revenues, operating earnings and net earnings of $3.9 billion, $362.3 million and $245.4 million, respectively.

The First Health Acquisition and Related Financing Transactions

      We acquired First Health Group Corp., or First Health, on January 28, 2005. As a result of the acquisition, First Health stockholders received approximately $863.0 million in cash and 16.5 million shares of our common stock. In this prospectus, we refer to this transaction as the “First Health acquisition.”

      Concurrent with the closing of the First Health acquisition, we entered into the following financing transactions, which we refer to, together with the First Health acquisition, as the “Transactions”:

•	the closing of the issuance of the outstanding notes; and

•	the closing of our new $450.0 million senior credit facilities, which we refer to as “the new credit facilities,” consisting of a five-year $150.0 million revolving credit facility and a five-year $300.0 term loan facility. The term loan was borrowed in full on the closing date, and approximately $65.0 million of the revolving credit facility was drawn on the closing date. See “Description of Other Indebtedness — New Credit Facilities” for a more detailed description of the new credit facilities.

Recent Announcements

      On February 22, 2005, we announced our operating results for the fourth quarter and the year ended December 31, 2004. For the quarter ended December 31, 2004, our total operating revenues were $1.38 billion and net earnings were $91.8 million, or $1.01 per diluted share. For the year ended December 31, 2004, our total operating revenues were $5.31 billion and net earnings were $337.1 million, or $3.72 per diluted share.

Additional Information

      We are a Delaware corporation formed on December 17, 1997, and are a successor to Coventry Corporation, which was incorporated on November 21, 1986. Our executive offices are located at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, and our telephone number is (301) 581-0600. Our website address is www.coventryhealth.com. Information contained on our website does not constitute a part of this prospectus.

      The Exchange Offer

      On January 28, 2005, we completed a private offering of the outstanding notes to qualified institutional buyers, as defined under Rule 144A under the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act. We entered into registration rights agreements with the initial purchasers of the outstanding notes in the private offering in which we agreed to deliver to you this prospectus.

Outstanding Notes	5 7/8% senior notes due 2012 and 6 1/8% senior notes due 2015, both of which were issued on February 1, 2002.

New Notes	5 7/8% senior notes due 2012 and 6 1/8% senior notes due 2015, both of which series of notes have been registered under the Securities Act.

Exchange Offer	We are offering to exchange (i) up to $250.0 million aggregate principal amount of the new 2012 notes in exchange for a like principal amount of the outstanding 2012 notes and (ii) up to $250,000,000 aggregate principal amount of the new 2015 notes in exchange for a like principal amount of the outstanding 2015 notes. We are offering the new notes to satisfy our obligations under the registration rights agreements we entered into with the initial purchasers in the private offering of the outstanding notes to qualified institutional buyers, as defined under Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 8, 2005, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreements do not require us to accept outstanding notes for exchange:

• if, due to any change in law or applicable interpretations thereof by the Securities and Exchange Commission’s staff, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer; and

• unless you make certain representations to us. See “Exchange Offer — Conditions of the Exchange Offer.”

The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to Wachovia Bank, National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding notes, see “Exchange Offer — Terms of the Exchange Offer,” “ — Procedures for Tendering” and “ — Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “Exchange Offer — Terms of the Exchange Offer.”

Broker-Dealers	Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the exchange offer. See “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreements.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of the new notes for the outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	We have appointed Wachovia Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: Wachovia Bank, Corporate Trust Operations — NC 1153, 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28288-1153, Attention: Corporate Actions Department. Eligible institutions may make requests by facsimile at (704) 590-7628.

      The New Notes

      The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern each series of the new notes and the outstanding notes.

      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the new notes, see “Description of the Notes.”

Issuer	Coventry Health Care, Inc.

Notes Offered	$250,000,000 in aggregate principal amount of 5 7/8% Senior Notes due 2012. $250,000,000 in aggregate principal amount of 6 1/8% Senior Notes due 2015.

Maturity Date	2012 Notes: January 15, 2012. 2015 Notes: January 15, 2015.

Interest Payment Dates	January 15 and July 15 of each year, beginning on July 15, 2005.

Ranking	The new notes will be our general unsecured senior obligations. Accordingly, they will rank:

• equal in right of payment to all of our existing and future senior indebtedness, including our obligations under our existing senior notes and our new credit facilities;

• senior in right of payment to our future subordinated indebtedness, if any;

• effectively junior to our secured indebtedness, if any, up to the value of the collateral securing that indebtedness; and

• effectively junior to all indebtedness and other liabilities of our subsidiaries (other than indebtedness and other liabilities owed to us) with respect to the assets and earnings of those subsidiaries.

As of September 30, 2004, after giving effect to the offering of the outstanding notes, our borrowings under our new credit facilities and the use of proceeds therefrom, we would have had total senior indebtedness of approximately $1,083.6 million (including the outstanding notes) and no indebtedness contractually subordinated to the new notes. As of September 30, 2004, on the same basis, the new notes would have ranked effectively junior in right of payment to approximately $681.9 million of indebtedness and other liabilities, including trade payables, medical liabilities and other accrued liabilities of our subsidiaries (excluding intercompany liabilities and guarantees).

Mandatory Offer to Repurchase	If we experience specific kinds of changes in control, we must offer to repurchase the new notes at the redemption price set forth under “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Covenants	We will issue each series of new notes under an indenture among us and Wachovia Bank, National Association, as trustee. Each indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• make investments;

• incur or guarantee additional indebtedness;

• pay dividends or make other distributions on capital stock or redeem or repurchase capital stock;

• create liens;

• incur dividend or other payment restrictions affecting subsidiaries; and

• merge or consolidate with other entities.

These covenants are subject to a number of important exceptions and qualifications. In addition, many of the covenants will cease to apply if two specified ratings agencies assign such series of notes investment grade ratings in the future and no default or event of default exists under the applicable indenture. Any covenants that cease to apply to us as a result of achieving these ratings will not be reinstated, even if the credit rating assigned to such series of notes later falls below these ratings or a default or event of default occurs under the applicable indenture.

Transfer Restrictions	The new notes have been registered under the Securities Act and generally will be freely transferable.

Absence of Established Market for the New Notes	The new notes are new issues of securities for which there is currently no market. We do not intend to apply to have the new notes listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers of the outstanding notes have informed us that they intend to make a market in each series of new notes, but they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreements.

Ratios of Earnings to Fixed Charges

      For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, plus fixed charges, excluding capitalized interest, plus amortization of capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness.

						Nine Months
						Ended
	Years Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

Ratio of earnings to fixed charges	44.2x	—	—	17.8x	27.1x	25.6x	36.8x

      We did not have any fixed charges for the years ended December 31, 2000 and 2001. Therefore, the ratio is not calculated for those periods.

      For a discussion of certain risks that should be considered in connection with an investment in the new notes, see “Risk Factors.”

Summary Selected Consolidated Historical Financial and Other Data

of Coventry Health Care, Inc.

      The following table summarizes our selected consolidated historical financial data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004. The financial data as of and for the five years ended December 31, 2003 has been derived from our audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2003 and September 30, 2004 have been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the unaudited financial data as of and for the nine months ended September 30, 2003 and 2004, have been reflected therein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year. The summary consolidated historical financial and other data set forth below should be read in conjunction with our consolidated audited and unaudited financial statements and accompanying notes incorporated by reference into this prospectus. The historical consolidated financial statements and accompanying notes of First Health as well as our unaudited pro forma condensed combined financial statements are included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 25, 2005 and are incorporated herein by reference.

						For the Nine Months Ended
	For the Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Operations Statement Data(1):
Operating revenues	$2,162,372	$2,604,910	$3,147,245	$3,576,905	$4,535,143	$3,311,837	$3,927,789
Operating earnings	47,855	62,515	91,108	200,670	366,197	262,803	362,303
Earnings before income taxes	76,000	102,068	134,682	225,741	393,064	282,448	384,165
Net earnings	43,435	61,340	84,407	145,603	250,145	180,457	245,351
Basic earnings per share	0.49	0.69	0.87	1.64	2.84	2.05	2.79
Diluted earnings per share	0.45	0.62	0.83	1.58	2.75	1.99	2.71
Dividends declared per share	—	—	—	—	—	—	—
Balance Sheet Data(1) (at period end):
Cash and investments	$614,603	$752,450	$952,491	$1,119,120	$1,405,922	$1,366,026	$1,635,093
Total assets	1,081,583	1,239,036	1,451,273	1,643,440	1,981,736	1,954,968	2,217,794
Total medical liabilities	362,786	444,887	522,854	558,599	597,190	610,033	646,277
Long-term liabilities	10,445	6,443	10,649	21,691	27,358	26,959	26,065
Total debt	—	—	—	175,000	170,500	170,500	170,500
Redeemable convertible preferred stock	47,095	—	—	—	—	—	—
Stockholders’ equity	480,385	600,430	689,079	646,037	928,998	849,785	1,104,093

						For the Nine Months Ended
	For the Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except percentages, ratios and membership data)
Operating Data:
Medical loss ratio(2)	86.1%	85.8%	86.0%	83.3%	81.2%	81.3%	80.6%
Operating earnings ratio	2.2%	2.4%	2.9%	5.6%	8.1%	7.9%	9.2%
Administrative expense ratio	13.8%	12.7%	12.0%	12.2%	12.0%	12.0%	11.6%
Basic weighted average shares outstanding(3)	88,538	89,282	97,485	88,802	88,113	87,824	87,954
Diluted weighted average shares outstanding(3)	96,238	98,635	101,812	91,865	90,765	90,441	90,527
Risk membership, continuing operations	1,202,000	1,437,000	1,522,000	1,640,000	1,899,000	1,865,000	1,888,000
Non-risk membership, continuing operations	238,000	276,000	319,000	395,000	484,000	488,000	558,000
Network rental membership, continuing operations	684,000	593,000	730,000	788,000	678,000	719,000	574,000
Ratio of earnings to fixed charges (4) (5)	44.2x	—	—	17.8x	27.1x	25.6x	36.8x

(1)	Operations Statement Data include the results of operations of acquisitions since the date of acquisition. Balance Sheet Data reflect acquisitions as of December 31 of the year of acquisition. See the notes to consolidated financial statements for detail on our acquisitions.

(2)	Medical loss ratio excludes non-recurring charges and recoveries recorded in 1999 and 2000.

(3)	All historical common share data have been adjusted for a 3-for-2 stock split in the form of a 100% stock distribution paid on January 30, 2004 to stockholders of record on January 9, 2004.

(4)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges, excluding capitalized interest, plus amortization of capitalized interest. Fixed charges are defined as interest expensed and capitalized plus amortization of premiums, discounts and capitalized expenses related to indebtedness.

(5)	We did not have any fixed charges for the years ended December 31, 2000 and 2001. Therefore, the ratio is not calculated for those periods.

RISK FACTORS

      You should carefully consider the risks described below, as well as other information contained in this prospectus and the documents incorporated by reference into this prospectus before making a decision regarding participation in the exchange offer.

Risks Related to the Exchange Offer

You must carefully follow the required procedures in order to exchange your outstanding notes.

      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

      Any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives new notes for its own account in exchange for outstanding notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreements with the initial purchasers of the outstanding notes require us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Risks Related to the Notes

We may be unable to generate the cash flow to service our debt obligations, including the notes.

      We cannot assure you that our future cash flow will be sufficient to allow us to meet our payment obligations on our debt, including the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt, including the notes, will depend on our future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the managed health care industry, regulatory developments, downturns in the economy in general or the initiatives of our competitors. Our ability to generate cash flow to meet our payment obligations under our debt, including the notes, may also depend on our successful implementation of our operating and growth strategies. We cannot assure that we will be able to implement our strategies or that the anticipated results of our strategies will be realized. If we do not generate sufficient cash flow to satisfy our obligations under our debt, including the notes, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, or selling assets. Any of these actions could result in unanticipated costs, disrupt the implementation of our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our obligations under our debt, including the notes, or to refinance them on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

Our holding company structure and the laws and regulations applicable to our business limit our ability to access the cash flow of our regulated subsidiaries, and the notes will be effectively subordinated to the debt and other obligations of our subsidiaries.

      The outstanding notes are and the new notes will be obligations exclusively of Coventry Health Care, Inc. Coventry is a holding company, and substantially all of its operations are conducted through its subsidiaries. As a result, Coventry’s cash flow and ability to make payments on the notes will depend upon the ability of its subsidiaries to make cash payments to it. Coventry’s subsidiaries have no obligation to pay any amounts due on the notes or to provide Coventry with funds for the payment of its obligations. The ability of Coventry’s HMO and insurance company subsidiaries (which together account for most of our revenues) to pay dividends or make other distributions to Coventry is restricted by state insurance holding company laws and regulations. These laws and regulations may require these subsidiaries to obtain regulatory approval or give notice to regulators prior to paying dividends to Coventry. In addition, these subsidiaries are subject to state-imposed risk-based or other net worth-based capital requirements which effectively limit the amount of funds these subsidiaries have available to distribute to Coventry to make payments on our debt, including the notes. Moreover, as a result of these capital requirements or other agreements that Coventry may enter into with state regulators, Coventry may be required to make contributions to its subsidiaries to enable them to meet their capital requirements, thereby further limiting the funds Coventry may have to make payments on our debt, including the notes.

      Coventry’s right as an equity holder of its subsidiaries to receive any assets of any of the subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred stockholders, if any.

      As of September 30, 2004, after giving pro forma effect to the Transactions, the total balance sheet liabilities of Coventry’s subsidiaries would have been $681.9 million. The subsidiaries may have other liabilities, including contingent liabilities, that are significant.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

      After giving pro forma effect to the Transactions, as of September 30, 2004, we would have had $1,083.6 million of total indebtedness (of which approximately $413.1 million would have consisted of borrowings under the new credit facilities, $500.0 million would have consisted of the outstanding notes and $170.5 million would have consisted of the existing 8 1/8% senior notes due 2012, which we refer to as our existing senior notes). In addition, subject to restrictions in the indentures governing the notes, the indenture governing our existing senior notes, and the credit agreement governing the new credit facilities, we may incur additional indebtedness.

      Our substantial indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, or other general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions;

•	our ability to capitalize on business opportunities and to react to competitive pressures as compared to our competitors, may be compromised due to our high level of indebtedness; and

•	our ability to borrow additional funds or to refinance indebtedness may be limited.

      Furthermore, all of our indebtedness under the new credit facilities will bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. See “Description of Certain Indebtedness — New Credit Facilities.”

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

      We may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and our existing senior notes and the credit agreement governing the new credit facilities will not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The agreements governing our debt, including the new credit facilities, our existing senior notes, and the notes impose restrictions on our business and operations.

      The indentures governing the notes, the indenture governing our existing senior notes, and the credit agreement governing the new credit facilities impose restrictions on our business and operations. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens on our assets;

•	sell assets;

•	create or permit restrictions on the ability of certain of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

We may not be able to satisfy our obligations to holders of our existing senior notes and the notes or our obligations under the new credit facilities upon a change of control.

      In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all of our existing senior notes and the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The terms of our new credit facilities require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change in control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our new credit facilities may not allow such repurchases. Our failure to purchase our existing senior notes and the notes would be a default under the indentures governing our existing senior notes and the notes. Even if we are able to repurchase our existing senior notes and the notes in the event of a change in control, the use of our cash resources to complete the repurchase may have a material adverse effect on our financial condition and results of operations.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

      The new notes are new issues of securities for which there is no established public market. Although we have registered the new notes under the Securities Act, we do not intend to have the new notes listed on a national securities exchange or included in any automated dealer quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the new notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Finally, if a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

Risks Related to Our Business

Our results of operations may be adversely affected if we are unable to accurately estimate and control future health care costs.

      Most of the premium revenue we receive is based upon rates set months before we deliver services. As a result, our results of operations largely depend on our ability to accurately estimate and control future health care costs. We base the premiums we charge, at least in part, on our estimate of expected health care costs over the applicable premium period. Factors that may cause health care costs to exceed our estimates include:

•	an increase in the cost of health care services and supplies, including pharmaceuticals;

•	higher than expected utilization of health care services;

•	periodic renegotiations of hospital, physician and other provider contracts;

•	the occurrence of epidemics and catastrophic events;

•	changes in the demographics of our members and medical trends affecting them;

•	general inflation or economic downturns;

•	new mandated benefits or other regulatory changes that increase our costs; and

•	other unforeseen occurrences.

      In addition, medical claims payable in our financial statements include our estimated reserves for incurred but not reported and unpaid claims, which we call IBNR. The estimates for submitted claims and IBNR are made on an accrual basis. We believe that reserves for IBNR are adequate to satisfy our medical claims liabilities, but we cannot assure you of this. Any adjustments to our IBNR reserves could adversely affect our results of operations.

Our results of operations will be adversely affected if we are unable to increase premiums to offset increases in health care costs.

      Our results of operations depend on our ability to increase premiums to offset increases in health care costs. Although we attempt to base the premiums we charge on our estimate of future health care costs, we may not be able to control the premiums charges as a result of competition, government regulations and other factors. Our results of operations could be adversely affected if we are unable to set premium rates at appropriate levels or adjust premium rates in the event health care costs increase.

A reduction in the number of members in our health plans could adversely affect our results of operations.

      A reduction in the number of members in our health plans could adversely affect our results of operations. Factors that could contribute to the loss of membership include:

•	competition in premium or plan benefits from other health care benefit companies;

•	reductions in the number of employers offering health care coverage;

•	reductions in work force by existing customers;

•	our increases in premiums or benefit changes;

•	our exit from a market or the termination of a health plan; and

•	negative publicity and news coverage relating to us or the managed health care industry generally.

We do not currently anticipate additional growth through acquisitions in 2005.

      Part of our growth strategy historically has been to grow through the acquisition of additional health plans. During the last several years, we have significantly increased our membership through a number of acquisitions. Because of the size of the First Health acquisition, we anticipate that our management will focus on the integration of First Health, and we do not currently intend to acquire additional health plans in 2005.

Competition in our industry may limit our ability to attract new members or to increase or maintain our premium rates, which could adversely affect our results of operations.

      We operate in a highly competitive environment that may affect our ability to attract new members and increase premium rates. We compete with other health plans for members. We believe the principal factors influencing the choice among health care options are:

•	price of benefits offered and cost and risk of alternatives such as self-insurance;

•	location and choice of health care providers;

•	quality of customer service;

•	comprehensiveness of coverage offered;

•	reputation for quality care;

•	financial stability of the plan; and

•	diversity of product offerings.

      We face competition from other managed care companies that may have broader geographical coverage, more established reputations in our markets, greater market share, larger contracting scale, lower costs and/or greater financial and other resources. We also may face increased rate competition from certain Blue Cross plan competitors that might be required by state authorities to reduce capital surpluses that may be deemed excessive.

Competition in the Federal Employees Benefit Plan and recent plan design changes in the Mail Handlers Benefit Plan may reduce membership and revenues.

      The Mail Handlers Benefit Plan, which is administered by First Health, competes against a number of national carriers and local health plans for Federal employee membership. First Health has sought through plan design changes, including premium increases, changes in employee cost-sharing and benefit changes, to create a more attractive and competitive Mail Handlers product offering to attract new members as well as retain existing members. As these new products are introduced for 2005, it is expected that there will be some loss of existing membership as the new benefit plans may be more attractive to potential members than existing members. In addition, the new plan design changes for the 2005 benefit plan year may result in a greater than expected loss of membership if these products are not as attractive or competitive as we anticipate.

Competition in the multi-site, national account business may limit our ability to grow revenues which could adversely affect our results of operations.

      First Health competes in a highly competitive environment against other major national managed care companies in its Corporate line of business to provide administrative, network access, and medical management services to large, multi-site, self-insured employers. Among these competitors are Aetna, United

Healthcare and “Blue Card” (a joint venture of major Blue Cross plans), all of which have greater resources, brand identity and contracting scale compared to First Health or Coventry.

The anticipated benefits of acquiring First Health may not be realized.

      We anticipate our acquisition of First Health will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the First Health acquisition is subject to a number of uncertainties, including whether we integrate First Health in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact our business, financial condition and operating results.

We may have difficulty integrating First Health and may incur substantial costs in connection with the integration.

      We may face substantial difficulties, costs and delays in integrating First Health. These factors may include:

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	managing customer and provider overlap and potential pricing conflicts;

•	costs and delays in implementing common systems and procedures;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	difficulty comparing financial reports due to differing management systems;

•	diversion of management resources from the business of the combined company;

•	the retention of existing customers of each company, including, with respect to First Health, the Mail Handlers Benefit Plan (a nationally offered health plan for federal employees);

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	retaining and integrating management and other key employees of the combined company; and

•	coordinating infrastructure operations in an effective and efficient manner.

      After the First Health acquisition, we may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful in implementing the integration of these systems and processes. While we believe that the companies share certain similar cultural characteristics and philosophies, the differences in size and scope of operations may affect our management processes.

      Any one or all of these factors, many of which are outside of our control, may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside of our control.

We depend on the services of non-exclusive independent agents and brokers to market our products to employers, and we cannot assure you that they will continue to market our products in the future.

      We depend on the services of independent agents and brokers to market our managed care products and services, particularly to small employer group members. We do not have long term contracts with independent agents and brokers, who typically are not dedicated exclusively to us and frequently market the health care products of our competitors. We face intense competition for the services and allegiance of independent agents and brokers, and we cannot assure you that agents and brokers will continue to market our products in a fair and consistent manner.

Our failure to obtain cost-effective agreements with a sufficient number of providers may result in higher medical costs and a decrease in our membership.

      Our future results largely depend on our ability to enter into cost-effective agreements with hospitals, physicians and other health care providers. The terms of those provider contracts will have a material effect on our medical costs and our ability to control these costs. In addition, our ability to contract successfully with a sufficiently large number of providers in a particular geographic market will impact the relative attractiveness of our managed care products in those markets.

      In some of our markets, there are large provider systems that have a major presence. Some of these large provider systems have operated their own health plans in the past or may choose to do so in the future. These provider systems could adversely affect our product offerings and results of operations if they refuse to contract with us, place us at a competitive disadvantage or use their market position to negotiate contracts that are less favorable to us. Provider agreements are subject to periodic renewal and renegotiations. We cannot assure you that these large provider systems will continue to contract with us or that they will contract with us on terms that are favorable to us.

Negative publicity regarding the managed health care industry generally or us in particular could adversely affect our results of operations or business.

      Over the last several years, the managed health care industry has been subject to negative publicity. Negative publicity regarding the managed health care industry generally or us in particular may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations by:

•	requiring us to change our products and services;

•	increasing the regulatory burdens under which we operate; or

•	adversely affecting our ability to market our products or services.

      Negative publicity relating to us or the managed care industry generally also may adversely affect our ability to attract and retain members.

A failure of our information technology systems could adversely affect our business.

      We depend on our information technology systems for timely and accurate information. Failure to maintain effective and efficient information technology systems or disruptions in our information technology systems could cause disruptions in our business operations, loss of existing customers, difficulty in attracting new customers, disputes with customers and providers, regulatory problems, increases in administrative expenses and other adverse consequences.

We conduct business in a heavily regulated industry and changes in laws or regulations or violations of regulations could adversely affect our business and results of operations.

      Our business is heavily regulated by federal, state and local authorities. Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we currently do business may in the future adversely affect our business and results of operations. Legislative or regulatory changes that could significantly harm us and our subsidiaries include changes that:

•	impose increased liability for adverse consequences of medical decisions;

•	limit premium levels;

•	increase minimum capital, reserves and other financial viability requirements;

•	impose fines or other penalties for the failure to pay claims promptly;

•	impose fines or other penalties as a result of market conduct reviews;

•	prohibit or limit rental access to health care provider networks;

•	prohibit or limit provider financial incentives and provider risk-sharing arrangements;

•	require health plans to offer expanded or new benefits;

•	limit the ability of health plans to manage care and utilization due to “any willing provider” and direct access laws that restrict or prohibit product features that encourage members to seek services from contracted providers or through referral by a primary care provider;

•	limit contractual terms with providers, including audit, payment and termination provisions;

•	implement mandatory third party review processes for coverage denials; and

•	impose additional health care information privacy or security requirements.

      We also may be subject to governmental investigations or inquiries from time to time. For example, several companies in the insurance industry have received subpoenas for information from the New York Attorney General and the Connecticut Attorney General with respect to an industry wide investigation into certain insurance brokerage practices, including broker compensation arrangements, bid quoting practices and potential antitrust violations. Insurance regulators in several states, including states in which our subsidiaries are domiciled, have sent letters of inquiry concerning similar matters to the companies subject to their jurisdiction, including our subsidiaries. We and our subsidiaries have furnished the information requested and have cooperated with the insurance regulatory authorities. The existence of such investigations in our industry could negatively impact the market value of companies in our industry, including us. Any similar governmental investigations of us could have a material adverse effect on our financial condition, results of operations or business or result in significant liabilities to us as well as adverse publicity.

      In addition, we are required to obtain and maintain various regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely impact our results of operations. Federal, state and local authorities frequently consider changes to laws and regulations that could adversely affect our business. We cannot predict the changes that government authorities will approve in the future or assure you that those changes will not have an adverse effect on our business or results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

      We contract with various federal and state governmental agencies to provide managed health care services. Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

•	refunding of amounts we have been paid pursuant to our government contracts;

•	imposition of fines, penalties and other sanctions on us;

•	loss of our right to participate in various federal programs;

•	damage to our reputation in various markets;

•	increased difficulty in selling our products and services; and

•	loss of one or more of our licenses to act as an insurer or HMO or to otherwise provide a service.

We are subject to litigation in the ordinary course of business, including litigation based on new or evolving legal theories, that could adversely affect our results of operations.

      Due to the nature of our business, we are subject to a variety of legal actions relating to our business operations including claims relating to:

•	our denial of non-covered benefits;

•	vicarious liability for our actions or medical malpractice claims;

•	disputes with our providers over alleged violations of RICO;

•	disputes with our providers over compensation and termination of provider contracts;

•	disputes related to our non-risk business, including actions alleging breach of fiduciary duties, claim administration errors and failure to disclose network rate discounts and other fee and rebate arrangements;

•	disputes over our co-payment calculations;

•	customer audits of our compliance with our plan obligations; and

•	disputes over payments for out-of-network benefits.

      In addition, plaintiffs continue to bring new types of legal claims against managed care companies. Recent court decisions and legislative activity increase our exposure to these types of claims. In some cases, plaintiffs may seek class action status and substantial economic, non-economic or punitive damages. The loss of even one of these claims, if it resulted in a significant damage award, could have an adverse effect on our financial condition or results of operations. In the event a plaintiff were to obtain a significant damage award it may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on the managed care industry in general or on us in particular.

      We have, and expect to maintain, liability insurance coverage for some of the potential legal liabilities we may incur. Currently, professional liability and employment practices liability insurance is covered through our captive subsidiary. Potential liabilities that we incur may not, however, be covered by insurance, our insurers may dispute coverage or may be unable to meet their obligations or the amount of our insurance coverage may be inadequate. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost effective basis, if at all.

The war on terrorism, the threat of future acts of terrorism or the related concerns of members or providers could adversely affect our results of operations.

      There can be no assurance that the war on terrorism, the threat of future acts of terrorism or the related concerns of members or providers would not adversely affect our health care costs and our ability to predict and control such costs. Future acts of terrorism and bio-terrorism could adversely affect us through, among other things:

•	increased utilization of health care services including, without limitation, hospital and physician services, ancillary testing and procedures, vaccinations, prescriptions for drugs, mental health services and other services;

•	loss of membership as the result of lay-offs or other reductions of employment;

•	adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees;

•	disruption of our business or operations; and

•	disruption of the financial and insurance markets in general.

Changes in general economic conditions could adversely affect our business and results of operations.

      The state of the economy could adversely affect our employer group renewal prospects and our ability to collect or increase premiums. The state of the economy could also adversely affect the states’ budgets, which could result in the states attempting to reduce payments to Medicaid plans in those states in which we offer Medicaid plans, and increase taxes and assessments on our activities. Although we could attempt to mitigate or cover our exposure from such increased costs through, among other things, increases in premiums, there can be no assurance that we will be able to mitigate or cover all of such costs resulting from any budget cuts in states in which we operate. Although we have attempted to diversify our product offerings to address the changing needs of our membership, the effects of economic conditions could cause our existing membership to seek health coverage alternatives that we do not offer or could result in significant membership loss, lower average premium yields or decreased margins on continuing membership.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with respect to the outstanding 2012 notes and a registration rights agreement with respect to the outstanding 2015 notes, which we refer to collectively as the registration rights agreements. The following description of the registration rights agreements is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreements. For more information, you should review the provisions of the registration rights agreements that we filed with the Securities and Exchange Commission as exhibits to our Current Report on Form 8-K, dated January 28, 2005.

      Under the registration rights agreements, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding 2012 notes and outstanding 2015 notes who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer, the opportunity to exchange their outstanding 2012 notes and outstanding 2015 notes for a new series of 2012 notes and 2015 notes, which we refer to collectively as the new notes, that are identical in all material respects to the outstanding notes, except that these new notes will not contain transfer restrictions, will be registered under the Securities Act and will not contain provisions regarding the payment of additional interest or be subject to further registration rights. We agreed to keep the exchange offer open for not less than 20 business days and not more than 45 business days, or in each case, longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

      If:

•	due to any change in law or applicable interpretations of the law by the staff of the Securities and Exchange Commission, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer as contemplated in this prospectus;

•	for any other reason the registration statement of which this prospectus is a part is not declared effective within 180 days after the issue date of the outstanding notes or the exchange offer is not consummated within 210 days after the issue date of the outstanding notes;

•	any initial purchaser so requests with respect to outstanding notes held by the initial purchaser that are not eligible to be exchanged for new notes in the exchange offer and that are held by it following the consummation of the exchange offer;

•	any holder of outstanding notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradable new notes in exchange for tendered outstanding notes other than by reason of the holder being an affiliate of our company within the meaning of Rule 405 under the Securities Act; or

•	in the case of any initial purchaser that does not receive freely tradable new notes in exchange for outstanding notes constituting any portion of an unsold allotment,

then we agreed to file as promptly as practicable, with the Securities and Exchange Commission, a shelf registration statement to cover resales of the notes by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our best efforts to have the shelf registration statement declared effective by the Securities and Exchange Commission. We agreed to use our best efforts to keep the shelf registration statement effective for a period ending two years from the date the shelf registration statement is declared effective by the Securities and Exchange Commission or, if earlier, the date when all of the notes covered by the shelf registration statement have been sold pursuant thereto.

      If any of the following events occur, each of which is referred to as a registration default:

•	neither the registration statement of which this prospectus is a part nor the shelf registration statement, if applicable, has been filed on or before 120 days following the issue date of the outstanding notes;

•	neither the registration statement of which this prospectus is a part nor the shelf registration statement, if applicable, is declared effective on or before 180 days after the issue date of the outstanding notes;

•	the exchange offer is not consummated or the shelf registration statement, if applicable, is not declared effective on or before 210 days after the issue date of the outstanding notes; or

•	the registration statement of which this prospectus is a part or the shelf registration statement, if applicable, is filed and declared effective but thereafter ceases to be usable in connection with resales of outstanding notes or new notes in accordance with and during the periods specified in the registration rights agreement, then we will be obligated to pay additional interest on the notes, during the period of one or more registration defaults, in an amount equal to 0.25% per annum, which rate will increase by 0.25% per annum for each 90-day period that additional interest continues to accrue because of a registration default, with an aggregate maximum increase in the interest rate equal to 1.0% per annum. All accrued additional interest will be payable to holders in the same manner as interest payments on the notes on semi-annual payment dates that correspond to interest payment dates for the notes. Additional interest only accrues during a registration default.

      The registration rights agreements also provide that we are obligated to:

•	make available a prospectus meeting the requirements of the Securities Act to any broker-dealer, and other persons, if any, subject to similar prospectus delivery requirements, for use in connection with any resale of any new notes; and

•	pay all expenses incident to our performance of or compliance with the registration rights agreement, and indemnify certain holders of the outstanding notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act.

      Each holder of outstanding notes who wishes to exchange its outstanding notes for new notes in the exchange offer will be required to make representations, including representations that:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution, as defined by the Securities Act, of the outstanding notes or the new notes;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

•	if the holder is a broker-dealer, that it will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of its new notes.

      A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreements that are applicable to it, including indemnification obligations.

      Holders of the outstanding notes will also be required to deliver information to be used in connection with any shelf registration statement to have their outstanding notes included in the shelf registration statement. A holder who sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreements that are applicable to the holder, including indemnification obligations.

Resale of the New Notes

      Based on no action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	those new notes are acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in and are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer that acquired outstanding notes directly from us for its own account.

      The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes or otherwise do not satisfy the foregoing criteria, you

•	cannot rely on such interpretations by the Securities and Exchange Commission staff;

•	will not be able to exchange your outstanding notes for new notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $250.0 million in aggregate principal amount of the outstanding 2012 notes are outstanding and $250.0 million in aggregate principal amount of the outstanding 2015 notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time, on April 8, 2005, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of and the approvals required under the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if due to any change in law or applicable interpretations thereof by the staff of the Securities and Exchange Commission, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer as described in this prospectus.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

      We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the failure to be satisfied of any of the conditions to the exchange offer specified herein or in the letter of transmittal. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

Procedures for Tendering Generally

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

•	comply with the automated tender offer program procedures of DTC described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m., New York City time, on the expiration date.

      The tender by a holder that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When You Need Endorsements or Bond Powers

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’S Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the outstanding notes or the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

•	if you are a broker-dealer, that you will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such new notes.

Book Entry Transfer

      The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of such withdrawn outstanding notes.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Securities and Exchange Commission registration fees;

•	fees and expenses of the exchange agent and trustees;

•	our accounting and legal fees and printing costs;

•	reasonable fees and disbursements of counsel for the initial purchasers of the outstanding notes incurred in connection with the registration statement of which this prospectus is a part and, in the event of any shelf registration statement, reasonable fees and disbursements of one firm or counsel designated by the holders of a majority of the aggregate principal amount of the outstanding notes to act as counsel for the holders in connection with the shelf registration statement; and

•	related fees and expenses.

Consequences of Failure to Exchange

      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other Considerations

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

      We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreements. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreements. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

CAPITALIZATION

      The following table sets forth our total cash and investments and our capitalization as of September 30, 2004 on an actual basis and on a pro forma basis to give effect to the Transactions as if they had occurred on that date. You should read the following information in conjunction with the information contained in “Use of Proceeds,” “Description of Other Indebtedness” and our consolidated audited and unaudited financial statements and accompanying notes, which are incorporated by reference into this prospectus.

	As of September 30, 2004

	Actual	Pro Forma

	(Dollars in thousands)
Total cash and investments(1)	$1,635,093	$1,573,798

Total debt:
New Credit Facilities(2)	—	413,114
8 1/8% senior notes due 2012	170,500	170,500
5 7/8% senior notes due 2012 offered hereby	—	250,000
6 1/8% senior notes due 2015 offered hereby	—	250,000

Total debt	$170,500	$1,083,614
Stockholders’ equity:
Common stock, $.01 par value; 200,000,000 shares authorized; 105,700,000 shares issued and 89,768,000 outstanding, actual; 122,157,000 shares issued and 106,225,000 shares outstanding, as adjusted(3)	1,057	1,222
Treasury stock, at cost, 15,932,000 shares	(291,043)	(291,043)
Additional paid in capital	588,923	1,371,451
Accumulated other comprehensive income	11,153	11,153
Retained earnings	794,003	794,003

Total stockholders’ equity	1,104,093	1,886,786

Total capitalization	$1,274,593	$2,970,400

(1)	Represents cash and cash equivalents, short-term investments and long-term investments. Of our total cash and investments as of September 30, 2004, without giving pro forma effect to the Transactions, $339.7 million was available for general corporate uses without regulatory approval.

(2)	Our new credit facilities consist of a five-year $150.0 million revolving credit facility and a five-year $300.0 million term loan facility. The term loan was borrowed in full on the closing date, and approximately $65.0 million of the revolving credit facility was drawn on the closing date, excluding the refinancing of First Health’s outstanding letters of credit, of which there were approximately $16.9 million outstanding as of September 30, 2004.

(3)	The number of shares of our common stock outstanding:

•	is based upon 89,768,000 shares of our common stock outstanding as of September 30, 2004; and

•	is based upon approximately 16.5 million shares of our common stock issued in connection with the completion of the First Health acquisition.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Notes

      On January 29, 2002, we issued $175.0 million aggregate principal amount of 8 1/8% senior notes due February 15, 2012, which we refer to as our existing senior notes. We issued our existing senior notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. In connection with our existing senior notes offering, we exchanged our existing senior notes for new registered senior notes with substantially identical terms in February 2002.

      Interest. Interest on our existing senior notes accrues at the rate of 8 1/8% per annum and is payable semi-annually in arrears on February 15 and August 15. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

      Ranking. Our existing senior notes are our unsecured obligations and are pari passu in right of payment to the notes offered hereby and the credit facilities.

      No Guarantees. Our existing senior notes are not guaranteed by any of our subsidiaries.

      Optional Redemption. We may redeem any of our existing senior notes at any time on or after February 15, 2007, in whole or in part, in cash at the redemption prices described in the indenture governing our existing senior notes, plus accrued and unpaid interest to the date of redemption. In addition, before February 15, 2005, we may redeem up to 33% of the aggregate principal amount of our existing senior notes with the net proceeds of certain underwritten equity offerings at a price of 108.125% of the principal amount of our existing senior notes, plus accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the redemption, at least 66 2/3% of the aggregate principal amount of our existing senior notes remains outstanding. We may redeem any of our existing senior notes at any time before February 15, 2007 in cash at 100% of the principal amount plus accrued and unpaid interest to the date of redemption and a make-whole premium.

      Change of Control. Upon a change of control, we may be required to make an offer to purchase our existing senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

      Certain Covenants. The indenture governing our existing senior notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transaction with affiliates;

•	enter into sale and lease back transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

      These covenants are subject to a number of important qualifications and exceptions as described in the indenture governing our existing senior notes. In addition, many of the covenants will be suspended before our existing senior notes mature during any period in which two specified rating agencies assign such notes investment grade ratings in the future and no default or event of default exists under the indenture.

New Credit Facilities

      As part of the Transactions, we entered into a credit agreement with various lenders and Canadian Imperial Bank of Commerce, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and various other agents and arrangers, relating to the new credit facilities. The following is a summary of the material terms contained in the credit agreement for the new credit facilities. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the credit agreement, which was filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K, dated January 28, 2005.

      Structure. The new credit facilities consist of:

•	A term loan of up to $300.0 million (the “Term Facility”), and

•	A revolving credit facility of up to $150.0 million (the “Revolving Facility”).

      Funding and Use of Proceeds. Subject to customary conditions, including the ongoing accuracy of representations and warranties made in the credit agreement and the absence of defaults under the credit agreement:

•	The full amount of the Term Facility was advanced in a single funding at the closing to pay a portion of the amounts payable in connection with the First Health acquisition.

•	Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on or after the closing, as applicable, including extensions of credit in the form of letters of credit in an aggregate amount of up to $30.0 million, until the termination date thereof. The Revolving Facility may be used for general corporate purposes.

      Maturity, Amortization and Scheduled Repayment. The Term Facility has a maturity of five years and will amortize in 20 consecutive quarterly installments in an aggregate annual amount equal to 10.0% of the original principal amount of the Term Facility during the first two years thereof, 20.0% of the original principal amount of the Term Facility during the next two years, with the balance payable in four equal installments in year five. Unless terminated earlier, the Revolving Facility terminates five years after closing and is payable in full upon its maturity on the termination date.

      Interest and Fees. Loans under the new credit facilities bear interest at a margin or spread in excess of either (1) the one-, two-, three- or six-month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greater of the federal funds rate plus 0.5% or the prime rate of Canadian Imperial Bank of Commerce (“ABR”), as selected by us. The margin or spread depends on the debt ratings assigned to the new credit facilities and our consolidated leverage ratio and varies from 0.750% to 2.000% for Eurodollar Rate loans and from 0.000% to 1.000% for ABR loans. Commitment fees accrue and are payable quarterly in arrears at an initial rate of 0.375% per annum, and subsequently at a rate ranging from 0.250% to 0.500% depending on the debt ratings assigned to the new credit facilities and our consolidated leverage ratio, multiplied by the daily average undrawn portion of the Revolving Facility. Customary letter of credit fees accrue and are payable quarterly in arrears at a rate equal to the applicable margin or spread for Eurodollar Rate loans, multiplied by the outstanding amount of letters of credit issued under the Revolving Facility. Overdue amounts are subject to higher rates.

      Security. The new credit facilities are unsecured.

      Covenants. The new credit facilities contain a number of affirmative and negative covenants, including, among other things, covenants that restrict our ability and the ability of our subsidiaries to (i) incur additional indebtedness, including subsidiary indebtedness; (ii) incur guarantee obligations; (iii) create or permit liens on assets; (iv) engage in mergers or consolidations; (v) dispose of assets; (vi) pay dividends or other distributions, purchase or redeem our equity securities or those of our subsidiaries and make other restricted payments; (vii) make loans, advances or other investments (including acquisitions); (viii) engage in certain transactions with affiliates; (ix) agree with others to grant liens on assets, (x) agree with others to limit the ability of our subsidiaries to pay dividends or other restricted payments or to make loans or transfer assets to us or another of our subsidiaries. In addition, under the new credit facilities, we are required to comply with specified financial ratios and tests, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum net worth requirement.

      Events of Default. The new credit facilities contain customary events of default, including (i) nonpayment of principal, interest or fees; (ii) breaches of representations and warranties; (iii) noncompliance with covenants; (iv) defaults under certain other agreements or instruments relating to indebtedness; (v) bankruptcy and other insolvency-related events; (vi) certain ERISA matters; (vii) judgments in excess of specified amounts; (viii) certain change of control events; and (ix) other customary events of default for transactions of this type.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Company” and “we” refer only to Coventry Health Care, Inc. and not to any of its subsidiaries.

      We issued the outstanding 5 7/8% new notes due 2012 (the “outstanding 2012 notes”) and will issue the new 5 7/8% Senior Notes due 2012 (the “new 2012 notes”, and together with the outstanding 2012 notes, the “2012 notes”) under an indenture (the “2012 Indenture”), between the Company and Wachovia Bank, National Association, as trustee (the “2012 Trustee”). We issued the outstanding 6 1/8% Senior Notes due 2015 (the “outstanding 2015 notes”) and will issue the 6 1/8% Senior Notes due 2015 (the “new 2015 notes” and, together with the outstanding 2015 notes, the “2015 notes”) under an indenture (the “2015 Indenture” and, together with the 2012 Indenture, the “Indentures”) between the Company and Wachovia Bank, National Association, as trustee (the “2015 Trustee” and, together with the 2012 Trustee, the “Trustees”). The new 2012 notes and new 2015 notes shall be referred to collectively as the “new notes.” The outstanding 2012 notes and outstanding 2015 notes shall be referred to collectively as the “outstanding notes.” The new notes and the outstanding notes shall be referred to collectively as the “notes.” The terms of the notes include those stated in the related Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the new notes and the Indentures. It does not restate any such agreement or instrument in its entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the notes. The Indentures were filed with the Securities and Exchange Commission as exhibits to our Current Report on Form 8-K, dated January 28, 2005. In addition, a copy of each Indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information.”

      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indentures. In that regard, the Indentures require that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indentures. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indentures, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

Principal, Maturity and Interest

      The 2012 notes will mature on January 15, 2012 and the 2015 notes will mature on January 15, 2015. We issued $250.0 million in aggregate principal amount of the outstanding 2012 notes and $250.0 million in aggregate principal amount of the outstanding 2015 notes on the Issue Date. Subject to compliance with limitations described under “— Certain Covenants — Limitation on Debt,” we can issue additional 2012 notes or 2015 notes (the “Additional Notes”) from time to time after this offering. Any Additional Notes that we issue in the future will be identical in all respects to the notes of such series that we are issuing now, except that Additional Notes issued in the future will have different issuance prices and issuance dates, and will be treated as a single class of notes with such series of notes issued on the Issue Date for all purposes under the applicable Indenture. We issued the outstanding notes and will issue the new notes only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

      Interest will accrue at a rate of 5 7/8% per annum on the 2012 notes and 6 1/8% on the 2015 notes and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. We will pay interest to those persons who were holders of record on January 1 or July 1 immediately preceding each interest payment date.

      Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The interest rate on the outstanding notes will increase under certain circumstances as described under the heading “Exchange Offer — Purpose and Effect of the Exchange Offer.”

Ranking

      The outstanding notes are and the new notes will be:

•	unsecured senior obligations of the Company;

•	equal in ranking (“pari passu”) with all existing and future senior debt of the Company; and

•	senior in right of payment to all future subordinated debt of the Company, if any.

      As of September 30, 2004, after giving effect to the Transactions, we would have had total senior indebtedness of approximately $1,083.6 million (including the outstanding notes) and no indebtedness contractually subordinated to the new notes.

      The Company only has a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of the Company’s subsidiaries have against those subsidiaries. Holders of the new notes will only be creditors of the Company, and not of its subsidiaries. As a result, all the existing and future liabilities of the Company’s subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the new notes.

      As of September 30, 2004, after giving effect to the Transactions, the new notes would have ranked effectively junior in right of payment to approximately $681.9 million of indebtedness and other liabilities, including trade payables, medical liabilities and other accrued liabilities of our subsidiaries (excluding intercompany liabilities and guarantees). Although the Indentures contain limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial. In addition, such Debt may be Debt of subsidiaries, in which case such Debt would be effectively senior in right of payment to the notes. See “— Certain Covenants — Limitation on Debt.”

      The outstanding notes are and the new notes will be obligations exclusively of the Company. Substantially all the operations of the Company are conducted through its subsidiaries. Therefore, the Company’s ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. The ability of our HMO and insurance company subsidiaries to pay dividends or make other distributions or payments to the Company is restricted by state insurance holding company laws and regulations. See “Risk Factors — Our holding company structure and regulations applicable to our business limit our ability to access the cash flow of our subsidiaries and the notes effectively will be subordinated to the debt and other obligations of our subsidiaries.”

      The outstanding notes are and the new notes will be unsecured obligations of the Company. Any secured Debt of the Company will be effectively senior to the notes to the extent of the value of the assets securing such Debt.

Sinking Fund

      There will be no mandatory sinking fund payments for the new notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Company to repurchase all or any part of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the purchase date (the “Change of Control Payment Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      Within 30 days following any Change of Control, the Company shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustees, to each holder of notes, at such holder’s address appearing in the securities register maintained in respect of the notes by the registrar of the notes (the “Security Register”):

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the applicable Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of such series of notes being purchased by the Company.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note of such series equal in principal amount to any unpurchased portion of the notes of such series surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

      The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of notes to require the Company to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

      The Credit Agreement and Debt incurred by the Company in the future may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company’s failure to purchase notes in connection with a Change of Control would result in a default under the applicable Indenture. Such a default may, in turn, constitute a default under other debt of the Company. The Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “— Amendments and Waivers.”

Certain Covenants

Limitation on Debt

      The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (including any Acquired Debt) unless either:

(1) such Debt is Debt of the Company and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; provided, that if the Debt which is the subject of a determination under this provision is Acquired Debt or Debt to be incurred in connection with the simultaneous acquisition of any Person, business or Property, then such ratio shall be determined on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period used in the determination of the Consolidated Interest Coverage Ratio, or

(2) such Debt is Permitted Debt.

      The term “Permitted Debt” is defined to include the following:

(a) Debt of the Company evidenced by the outstanding notes, the new notes or any notes issued in exchange for Additional Notes, provided such notes issued in exchange for Additional Notes have terms substantially identical in all material respects to such Additional Notes and are issued pursuant to arrangements similar to those described in this prospectus;

(b) Debt of the Company under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed $300.0 million;

(c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt does not exceed the purchase price or cost of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $100.0 million;

(d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof; provided further, that if the Company is the obligor on such Debt, such Debt must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

(e) Debt representing Hedging Obligations entered into by the Company or a Restricted Subsidiary for the purpose of fixing, hedging or swapping interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt in connection with one or more standby letters of credit or performance bonds issued by, or for the account of, the Company or a Restricted Subsidiary in the ordinary course of business, including, without limitation, workers’ compensation claims, appeal bonds and warranty or contractual service obligations, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(g) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

(h) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five business days of incurrence;

(j) Debt arising from any agreement of the Company or any Restricted Subsidiary providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Debt) Incurred by any Person in connection with the acquisition or disposition of assets of the Company or any Restricted Subsidiary or any Capital Stock of any Restricted Subsidiary;

(k) additional Debt of the Company or any of its Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $100.0 million in the aggregate;

(l) Attributable Debt of the Company or any Restricted Subsidiary Incurred in connection with any Sale and Leaseback Transaction in an aggregate principal amount outstanding at any one time not to exceed $75.0 million in the aggregate;

(m) additional Debt of the Company in an aggregate principal amount outstanding at any one time not to exceed $250.0 million; and

(n) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (g), (h), (k), (l), (m) and (n) above; provided in the case of Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (h), such Permitted Refinancing Debt may only be incurred by the Company.

      Notwithstanding anything to the contrary contained in this covenant,

(a) the Company shall not Incur any Debt pursuant to clause (2) of the first paragraph of this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes to at least the same extent as such Subordinated Obligations,

(b) the Company shall not permit any Restricted Subsidiary to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company, and

(c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an incurrence of Debt for purposes of this covenant.

      For purposes of determining compliance with this covenant, (i) in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (m) above or is entitled to be incurred pursuant to clause (1) the first paragraph of this covenant, the Company may, in its sole discretion, classify or reclassify (in whole or in part) such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to clause (1) of the first paragraph hereof and (ii) for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Debt was incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Debt is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

      The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Start Date (the amount of any Restricted Payment, if made other than in cash, to be based upon the Fair Market Value at the time of such Restricted Payment) other than Restricted Payments permitted by clauses (b) through (g) of the next succeeding paragraph would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the Start Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Start Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Start Date upon the conversion or exchange of any Debt issued or sold on or prior to the Start Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

      Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the applicable Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees);

provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

(1) the aggregate amount of such repurchases shall not exceed $5.0 million in any calendar year and

(2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments; and

(e) acquire its Capital Stock in connection with the exercise of warrants outstanding on the Start Date, stock options or stock appreciation rights by way of cashless exercise;

(f) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or an Restricted Subsidiary issued on or after the date of the indentures in accordance with the provisions of the covenant described above under the caption “— Limitation on Debt”;

(g) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary of the Company made by exchange for, or out of the net proceeds of, the substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to the covenant described under the caption “— Limitation on Debt”; and

(h) so long as no Default or Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, make Restricted Payments in an aggregate amount not to exceed $100.0 million.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the securities or Property proposed to be paid, transferred or issued by the Parent or such Restricted Payment, as the case may be, pursuant to the Restricted Payment.

Limitation on Liens

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or, with respect to Subordinated Obligations, prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

      The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date,

(B) relating to Debt or Capital Stock of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or

(C) resulting from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is not materially less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced, or

(D) existing by reason of applicable law, regulation, order, approval, license, permit or similar restriction, in each case issued or imposed by a governmental authority, or

(E) provisions with respect to the disposition or distribution of Property in joint venture agreements entered into in the ordinary course of business; provided that such restrictions apply only to the assets or property subject to such joint venture; or

(F) restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business; and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) either:

(1) the Subsidiary to be so designated has total assets of $1,000 or less, or

(2) such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

      Except as provided in the first sentence of the preceding paragraph of this covenant, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, no Unrestricted Subsidiary shall have any Debt other than Non-Recourse Debt.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any designation or redesignation by the Board of Directors pursuant to the foregoing provisions will be evidenced to the applicable Trustee by filing with such Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with such Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of such fiscal year).

Merger, Consolidation and Sale of Property

      The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by agreements in form satisfactory to the Trustees, executed and delivered to such Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest and Additional Interest, if any, on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indentures and the registration rights agreements to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the Consolidated Interest Coverage Ratio test set forth in clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” or (ii) the Consolidated Interest Coverage Ratio for the Company or the Surviving Person, as the case may be, would be equal to or greater than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction; and

(f) the Company shall deliver, or cause to be delivered, to the Trustees, in form and substance reasonably satisfactory to the Trustees, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the agreements, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the applicable Indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under the applicable Indenture, including with respect to the payment of the notes.

SEC Reports

      Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Trustees and the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(a) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

      All such reports will be prepared in accordance with the rules and regulations of the Commission applicable to such reports.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, following the consummation of this exchange offer, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company’s reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Company files such reports with the Commission on EDGAR and delivers a copy of such reports to the Trustees.

      If, at any time after consummation of this exchange offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs with the Commission, within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the sole purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post such reports on its website within the time periods that would apply if the Company was required to file those reports with the Commission.

      In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Modification

Covenant Removal

      From and after the first date on which both:

(a) such series of notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default shall have occurred and be continuing under such Indenture (collectively, a “Ratings Event”),

the Company and its Restricted Subsidiaries shall cease to be subject to the following provisions of such Indenture (collectively, the “Removed Covenants”):

•	“— Limitation on Debt,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph) of “— Designation of Restricted and Unrestricted Subsidiaries,” and

•	clause (e) of the first paragraph of “— Merger, Consolidation and Sale of Property.”

      As a result, the notes will be entitled to substantially less covenant protection from and after the occurrence of a Ratings Event. The Removed Covenants will not be reinstated even if the Company subsequent does not satisfy the requirements set forth in clauses (a) and (b) above. In addition, the following covenant will apply to the Company and its Restricted Subsidiaries only upon and after the occurrence of a Ratings Event:

Limitation on Sales and Leasebacks

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction covering any Property after the Issue Date unless:

(1) the Sale and Leaseback Transaction:

(A) involves a lease for a period, including renewals, of not more than three years; or

(B) involves newly constructed Property, and the sale or transfer occurs within 120 days after the completion of construction and commencement of full operation thereof; provided, however, that if the Sale and Leaseback Transaction involves new construction on real property acquired by the Company or any Restricted Subsidiary more than 120 days prior to the date of the Sale and Leaseback Transaction, then such Sale and Leaseback Transaction shall be deemed a permissible Sale and Leaseback Transaction under this clause but only to the extent of the value of the newly constructed Property; or

(C) occurs within 120 days from the date of the acquisition of the Property subject thereto; or

(D) is with the Company or one of its Restricted Subsidiaries; or

(2) the Company or any Restricted Subsidiary, within 120 days after the Sale and Leaseback Transaction shall have occurred, applies or causes to be applied an amount equal to the value of the Property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any Debt of the Company or any Restricted Subsidiary that is not subordinated to the notes and that has a Stated Maturity of more than twelve months; or

(3) the Company or such Restricted Subsidiary would be entitled in accordance with the covenant set forth under “— Limitation on Liens” to Incur such Lien on the Property without equally and ratably securing the notes.

Events of Default

      Events of Default in respect of each series of notes include:

(1) failure to make the payment of any interest or Additional Interest on such series of notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of such series of notes when the same becomes due and payable at its Stated Maturity, upon acceleration, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in such series of notes or in the related Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $20.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any final judgment or judgments for the payment of money in an aggregate amount in excess of $20.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

      A Default under clause (4) is not an Event of Default until the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the applicable series of notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      The Company shall deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

      If an Event of Default with respect to a series of notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the applicable Trustee or the registered holders of not less than 25% in aggregate principal amount of such series of notes then outstanding may declare to be immediately due and payable, by written notice to the Company (and to the applicable Trustee if given by the holders of such series of notes), the principal amount of all the notes of such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the applicable Trustee or the holders of the notes. After any acceleration, but before a judgment or decree based on acceleration is obtained by the applicable Trustee, the registered holders of a majority in aggregate principal amount of such series of notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, if any, or interest or Additional Interest, if any, have been cured or waived as provided in the applicable Indenture.

      Subject to the provisions of the applicable Indenture relating to the duties of the related Trustee, in case an Event of Default shall occur and be continuing, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of such series of notes, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of such Trustee, the holders of a majority in aggregate principal amount of such series of notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee or exercising any trust or power conferred on such Trustee with respect to such series of notes.

      No holder of notes will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the applicable Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of such series of notes then outstanding have made written request and offered reasonable indemnity to such Trustee to institute such proceeding as trustee; and

(c) such Trustee shall not have received from the registered holders of a majority in aggregate principal amount of such series of notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

      However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest or Additional Interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

      Subject to certain exceptions, the Company and the applicable Trustee with the consent of the registered holders of a majority in aggregate principal amount of such series of notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such series of notes) may amend the related Indenture and such series of notes and waive any past default or compliance with any provisions (except a default in the payment of principal, premium, interest or Additional Interest, if any). However, without the consent of each holder of an outstanding note of such series, no amendment may:

(1) reduce the amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest or Additional Interest on any note of such series;

(3) reduce the principal of or extend the Stated Maturity of any note of such series;

(4) make any note payable in money other than that stated in such note;

(5) impair the right of any holder of the notes of such series to receive payment of principal of and interest or Additional Interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(6) subordinate such notes to any other obligation of the Company;

(7) release any security interest that may have been granted in favor of the holders of such series of notes other than pursuant to the terms of such security interest; or

(8) make any change in the preceding amendment and waiver provisions.

      The consent of the holders of such series of notes is not necessary to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

      Without the consent of any holder of the notes of such series, the Company and the applicable Trustee may amend the related Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of such series of notes;

(2) provide for the assumption by a successor corporation of the obligations of the Company in accordance with such Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the notes or to release Guarantors of such series of notes from Guarantees with respect to such series of notes as permitted by the terms of such Indenture;

(5) secure such series of notes, to add to the covenants of the Company for the benefit of the holders of such series of notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any holder of such series of notes;

(7) make any change to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

(8) provide for the issuance of Additional Notes in accordance with such Indenture.

      After an amendment or waiver becomes effective, the Company is required to mail to each registered holder of such series of notes at such holder’s address appearing in the Security Register a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders of such series of notes, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

      The Company at any time may terminate all its obligations under any series of notes and the related Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of such series of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of such notes. The Company at any time also may terminate with respect to such series of notes:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control,” “— Certain Covenants” and “— Covenant Modification — Limitation on Sales and Leasebacks;”

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “— Events of Default” above; and

(3) the limitations contained in clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

      If the Company exercises its legal defeasance option with respect to a series of notes, payment of such series of notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of such series of notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Certain Covenants” and “— Covenant Modification — Limitation on Sales and Leasebacks”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the applicable Trustee money or U.S. Government Obligations for the payment of principal of and interest and Additional Interest, if any, on such series of notes to maturity;

(b) the Company delivers to the applicable Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest and Additional Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest and Additional Interest, if any, when due on all the notes of such series to maturity;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that after the 123rd day following the deposit, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(e) the Company delivers to the applicable Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(f) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(g) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(h) the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(i) in the case of the legal defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the Indentures there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of such series of notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(j) in the case of the covenant defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the holders of such series of notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(k) the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of such series of notes have been complied with as required by the applicable Indenture.

Satisfaction and Discharge

      The applicable Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(a) either:

(1) all notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the applicable Trustee for cancellation; or

(2) all notes of such series that have not been delivered to such Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the notes of such series not delivered to the applicable Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the applicable Indenture; and

(d) the Company has delivered irrevocable instructions to the applicable Trustee under the Indenture to apply the deposited money toward the payment of such Notes at maturity.

      In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the applicable trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

      The Indentures and the notes shall be governed by the laws of the State of New York.

The Trustees

      Wachovia Bank, National Association is the Trustee under each Indenture.

      Except during the continuance of an Event of Default, the Trustees will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, the Trustees will exercise such of the rights and powers vested in it under the applicable Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Acquired Debt” means Debt of a Person outstanding on the date on which such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

      “Additional Interest” means the interest payable in the event of a registration default as described under the heading “Exchange Offer — Purpose and Effect of the Exchange Offer.”

      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property,”

(4) any disposition or series of related dispositions of Property with an aggregate Fair Market Value, and for net proceeds, of less than $1.0 million, and

(5) any disposition of cash, Cash Equivalents or Investment Grade Securities.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances the present value (discounted at the weighted average interest rate borne by the notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

      “Board of Directors” means Board of Directors of the Company.

      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Start Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition thereof, having one of the two highest credit ratings obtainable from both S&P’s and Moody’s;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptance having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank organized in the United States of America, the long-term debt of which is rated at the time of acquisition thereof in one of the two highest categories obtainable from both S&P’s and Moody’s, and having combined capital and surplus in excess of $500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof in one of the two highest categories obtainable from both S&P’s and Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(f) interests in any investment company or money market fund which invests at least 95% of its assets in instruments of the type specified in clauses (a) through (e) above.

      “Change of Control” means the occurrence of any of the following events:

(a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5 (b) (1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a wholly owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

(2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Interest Expense for such four fiscal quarters;

      provided, however, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period;

(3) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the determination date, shall be excluded; and

(4) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the determination date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the determination date.

      If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries during such period,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, the Company’s and its consolidated Subsidiaries’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s and its consolidated Subsidiaries’ equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (c) below, the Company’s and its consolidated Subsidiaries’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (I) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (II) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)), and

(2) the Company’s and its consolidated Subsidiaries’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary, nonrecurring or unusual gain or loss,

(e) any charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Debt prior to or at its Stated Maturity;

(f) the cumulative effect of a change in accounting principles and

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

      Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) of the first paragraph thereof.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(a) the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries as of a particular date; plus

(b) the respective amounts reported on such Person’s balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by such Person upon issuance of the preferred stock; less

(c) all write-ups (other than write-ups resulting from foreign currency transactions and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the Issue Date, in the book value of any asset owned by a Person or a Restricted Subsidiary of that Person; and

(d) all unamortized debt discount and expense and unamortized deferred charges as of a particular date,

all of the foregoing determined in accordance with GAAP.

      “Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, among the Company, Canadian Imperial Bank of Commerce, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and the lenders parties thereto, providing for up to $300.0 million of term loan borrowings and $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Debt Incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” or

(2) the amount required to be recorded as a liability in accordance with GAAP.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a wholly owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

      “EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles, and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

      Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined in good faith, (a) if such Property has a fair market value equal to or less than $1.0 million, by any Officer of the Company, or (b) if such Property has a fair market value in excess of $1.0 million, by the Board of Directors.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of “Permitted Investment” or a Restricted Payment made in compliance with the provisions described under the caption “— Certain Covenants — Limitation on Restricted Payments.”

      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to fix, hedge or swap against fluctuations in interest rates.

      “Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

      If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

      “Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(b) debt securities or debt instruments with a rating of BBB-(or the equivalent) or higher by S&P, Baa3 (or the equivalent) or higher by Moody’s or Class (2) (or the equivalent) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody’s or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instrument constituting loans or advances among the Company and its Subsidiaries, and

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash or Cash Equivalents pending investment and/or distribution.

      “Issue Date” means January 28, 2005.

      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “NAIC” means National Association of Insurance Commissioners.

      “Non-Recourse Debt” means Debt:

(a) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(b) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Debt or in respect thereto.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

      “Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the applicable Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to such Trustee.

      “Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the applicable Trustee, from legal counsel who is acceptable to such Trustee. The counsel may be an employee of or counsel to the Company or such Trustee.

      “Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;

(d) cash, Cash Equivalents or Investment Grade Securities;

(e) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $5.0 million at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale;

(j) existence on the Issue Date;

(k) agreements resulting from Hedging Obligations permitted under the Indentures;

(l) any acquisition of Property solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company; and

(m) other Investments made for Fair Market Value that do not exceed 5% of the Consolidated Net Worth of the Company at any one time in the aggregate (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

      “Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitations on Debt,” and, after the occurrence of a Ratings Event, Liens to secure Debt that would have been permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” if such covenant had remained in effect and not been terminated as a result of the occurrence of a Ratings Event;

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitations on Debt,” and, after the occurrence of a Ratings Event, Liens to secure Debt that would have been permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” if such covenant had remained in effect and not been terminated as a result of the occurrence of a Ratings Event; provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

(k) Liens not otherwise described in clauses (a) through (j) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Limitation on Debt” and, after the occurrence of a Ratings Event, Liens not otherwise described in clauses (a) through (j) above on Property of any Restricted Subsidiary to secure any Debt that would have been permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under “— Certain Covenants — Limitation on Debt” if such covenant had remained in effect and not been terminated as a result of the occurrence of a Ratings Event;

(l) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g), (j) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the applicable Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

(m) rights of banks to set off deposits against debts owed to said bank;

(n) Liens in favor of any governmental authority of any jurisdiction securing the obligations of the Company or any Restricted Subsidiary pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes

(o) Liens securing Debt for money borrowed of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; and

(p) Liens not otherwise permitted by clauses (a) through (o) above encumbering assets having an aggregate Fair Market Value determined at the time such Lien is Incurred not in excess of 10% of the Consolidated Net Worth of the Company in the aggregate.

      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

      provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that Refinances Debt of the Company, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a wholly owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

      “Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary; and, provided further, however, that in no event shall such Debt be Incurred in connection with the acquisition of Capital Stock.

      “Rating Agencies” means Moody’s and S&P.

      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a wholly owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any direct or indirect parent of the Company (including any payment in connection with any merger or consolidation involving the Company) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the payment on or with respect to the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Start Date” means January 1, 2002.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

      “Transactions” shall have the meaning specified in this prospectus.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of any Person means all classes of Capital Stock (including partnership interests) or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Book-Entry, Delivery and Form

      Each series of new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued at the closing of this exchange offer only pursuant to valid tenders of outstanding notes. Each series of new notes will initially be represented one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”).

      Each series of Global Notes will be deposited upon issuance with the applicable Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

      In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the outstanding notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

      The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indentures for any purpose.

      Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, the Company and the applicable Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the applicable Trustee nor any agent of the Company or such Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the applicable Trustee or the Company. Neither the Company nor the applicable Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the applicable Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under a series of notes, DTC reserves the right to exchange the Global Notes of such series for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustees or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes of the same series in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to such series of notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable Trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legends required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the applicable Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the holders of the Global Notes. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Overview

      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of the outstanding notes by an initial beneficial owner of the outstanding notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Prospective investors should note that any such change or interpretation with retroactive effect could result in federal income tax consequences different from those discussed below. This summary does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, traders in securities that have elected the mark-to-market method, tax-exempt organizations, dealers in securities or foreign currency, controlled foreign corporations, passive foreign investment companies, persons who hold the outstanding notes through partnerships or other pass-through entities, U.S. expatriates, persons who hold the outstanding notes as part of a hedge, conversion, straddle or other risk reduction transaction or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar) that may be subject to special rules. This discussion also does not deal with purchasers of subsequent offerings under the same Indentures or subsequent holders of the outstanding notes. This summary assumes the holders hold the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the applicability of U.S. federal gift or estate taxation.

      This summary discusses the federal income tax considerations applicable to the initial owners of the outstanding notes who are beneficial owners of the outstanding notes and who purchased the outstanding notes for cash at their “issue price” as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the outstanding notes. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with those statements and conclusions. In addition, those statements and conclusions do not preclude the IRS from successfully asserting, or a court from adopting, a contrary position.

      BENEFICIAL OWNERS OF OUTSTANDING NOTES CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR NEW NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      As used herein, the term “U.S. Holder” means a beneficial owner of an outstanding note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income; or

•	a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a U.S. person.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of outstanding notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Both a partnership holding outstanding notes and the partners in that partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in the exchange offer.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of an outstanding note (other than a partnership) that is not a U.S. Holder.

      The exchange of the outstanding notes for new notes pursuant to the exchange offer will not constitute a material modification of the terms of the outstanding notes and therefore will not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange will have no U.S. federal income tax consequences to a U.S. Holder or Non-U.S. Holder, so that the U.S. Holder’s or Non-U.S. Holder’s holding period and adjusted tax basis for an outstanding note would not be affected and thus the U.S. Holder or Non-U.S. Holder will have the same adjusted tax basis and holding period in the new note as it had in the outstanding note immediately before the exchange, and the U.S. Holder or Non-U.S. Holder would continue to take into account income in respect of a new note in the same manner as before the exchange.

      THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF OUTSTANDING NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AND THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the outstanding notes or the new notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, or if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes.

      Each broker-dealer registered as such under the Exchange Act that receives new notes pursuant to the exchange offer must represent that it will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the exchange offer will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

      The consolidated financial statements of Coventry incorporated by reference in this prospectus and registration statement for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      On May 15, 2002, pursuant to a recommendation by our Audit Committee and approval by our board of directors, we ended our engagement with Arthur Andersen LLP as our independent public accountants, and engaged Ernst & Young LLP to serve as our independent auditors for fiscal year 2002. Arthur Andersen LLP has ceased operations and is no longer in a position to reissue its audit reports or provide consent to the inclusion of its reports on our financial statements for the fiscal year ended December 31, 2001 in this prospectus. Because Arthur Andersen LLP has not consented to the inclusion of its reports in this prospectus, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

      The consolidated financial statements of First Health as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in and incorporated by reference from our Current Report on Form 8-K/A, dated February 25, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph as to First Health’s change in its method of accounting for goodwill and intangible assets in 2002), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-732-0330 for information regarding the operations of its Public Reference Room. You may also obtain the documents that we file electronically from the Securities and Exchange Commission’s web site at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes any of the documents incorporated by reference in this prospectus and the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to John J. Stelben, Vice President, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, (301) 581-0600.

INCORPORATION OF INFORMATION BY REFERENCE

      We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to a document we have filed with the Securities and Exchange Commission. The following documents or portions of documents which we have previously filed with the Securities and Exchange Commission are incorporated by reference into this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 10, 2004.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 7, 2004.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 4, 2004; and

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004.

•	Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2004, January 28, 2004, April 19, 2004, May 19, 2004, September 23, 2004 (as amended by Form 8-K/A filed on November 23, 2004), October 14, 2004, October 29, 2004 (as amended by Form 8-K/A filed on October 29, 2004 and Form 8-K/A (Amendment No. 2) filed on November 23, 2004), November 10, 2004, November 19, 2004, November 23, 2004, January 14, 2005, January 18, 2005, January 28, 2005 (as amended by Form 8-K/A filed on February 25, 2005) and March 8, 2005.

      All reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the exchange offer (other than current reports on Form 8-K containing Regulation FD disclosure furnished under either Item 2.02 and Item 7.01 including any exhibits relating to information furnished under either Item 2.02 or Item 7.01 on Form 8-K) shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated or deemed to be incorporated by reference in this prospectus.

      We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this prospectus). Requests for such information should be directed to John J. Stelben, Vice President, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, (301) 581-0600.